PRICING SUPPLEMENT

Dated October 16, 2024

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-261476

(To Prospectus dated December 29, 2021,

Prospectus Supplement dated December 29, 2021,

and Product Supplement dated December 29, 2021)

The Bank of Nova Scotia $3,000,000 Trigger Absolute Return Step Securities
Linked to the Shares of the iShares® China Large-Cap ETF due October 19, 2029

Investment Description

The Bank of Nova Scotia Trigger Absolute Return Step Securities (the “Securities”) are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the shares of the iShares® China Large-Cap ETF (the “underlying”). We also refer to an exchange-traded fund as an “ETF” herein. The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying from the initial level to the final level (the “underlying return”) and whether the closing level of the underlying on the final valuation date (the “final level”) is less than the step barrier or the downside threshold. If the final level is equal to or greater than the step barrier, BNS will pay you a cash payment per Security at maturity equal to the principal amount plus a percentage return equal to the greater of (i) the step return and (ii) the underlying return. If the final level is less than the step barrier but equal to or greater than the downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount plus a percentage return equal to the absolute value of the underlying return (the “contingent absolute return”). Due to the downside threshold, the contingent absolute return will be limited to 25.00%. If, however, the final level is less than the downside threshold, you will not receive the contingent absolute return, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Features

 Participation in the Positive Underlying Return with Step Return Feature: At maturity, if the final level is equal to or greater than the step barrier, the Securities provide a percentage return equal to the greater of (i) the step return and (ii) the underlying return.

 Potential Positive Return at Maturity Based on Contingent Absolute Return with Potential for Full Downside Market Exposure: If the final level is less than the step barrier but equal to or greater than the downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount plus a percentage return equal to the contingent absolute return. If, however, the final level is less than the downside threshold, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS.

Key Dates

Strike Date October 15, 2024

Trade Date* October 16, 2024

Settlement Date* October 21, 2024

Final Valuation Date** October 16, 2029

Maturity Date** October 19, 2029

* We expect to deliver the Securities against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

** Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of the underlying. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page P-3 and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose a significant portion or all of your investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The initial level of the underlying is its closing level on the strike date and not its closing level or its level at any other time on the trade date, and the remaining final terms of the Securities were also set on the strike date. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying	Bloomberg Ticker	Step Return	Initial Level	Step Barrier	Downside Threshold	CUSIP	ISIN
Shares of the iShares® China Large-Cap ETF	FXI	30.00%	$31.10	$31.10, which is 100.00% of the Initial Level	$23.33, which is 75.00% of the Initial Level	06418Q683	US06418Q6834

The initial estimated value of your Securities on the trade date was $9.35 per principal amount, which is less than the issue price to public listed below. See “Additional Information Regarding Estimated Value of the Securities” herein and “Key Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-4 of this document for additional information. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy.

See “Additional Information About BNS and the Securities” on page P-ii. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus, each dated December 29, 2021, and this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Securities are not bail-inable debt securities under the CDIC Act.

Offering of Securities	Issue Price to Public	Underwriting Discount(1)(2)	Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the shares of the iShares® China Large-Cap ETF	$3,000,000.00	$10.00	$105,000.00	$0.35	$2,895,000.00	$9.65

(1) Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2) This amount excludes any profits to BNS, SCUSA or any of our other affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc. UBS Financial Services Inc.

i

Additional Information About BNS and the Securities

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Securities” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Securities involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm

♦Prospectus Supplement dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm

♦Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Trigger Absolute Return Step Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand and are willing to accept the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦You can tolerate a loss of a significant portion or all of your investment in the Securities and are willing to make an investment that may have the same downside market risk as that of an investment in the underlying or the assets comprising the underlying (the “underlying constituents”).

♦You believe that the level of the underlying will appreciate over the term of the Securities or that it will decline over the term of the Securities to a final level that is equal to or greater than the downside threshold.

♦You understand and accept that your potential positive return from any decline in the level of the underlying is limited by the downside threshold.

♦You are willing to invest in the Securities based on the step barrier, the downside threshold and the step return indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying or the underlying constituents.

♦You understand and are willing to accept the risks associated with the underlying.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You are willing to assume the credit risk of BNS for all payments under the Securities, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand or are not willing to accept the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your investment in the Securities or are unwilling to make an investment that may have the same downside market risk as that of an investment in the underlying or the underlying constituents.

♦You believe that the level of the underlying will decline during the term of the Securities and that the final level is likely to be less than the downside threshold.

♦You do not understand or do not accept that your potential positive return from any decline in the level of the underlying is limited by the downside threshold.

♦You are unwilling to invest in the Securities based on the step barrier, the downside threshold or the step return indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦You do not understand or are not willing to accept the risks associated with the underlying.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying or the underlying constituents.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of BNS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying” herein for more information on the underlying. You should also review “Key Risks” herein and the more detailed “Additional Risk Factors Specific to the Notes” in the accompanying product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents	Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”)
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years
Underlying	Shares of the iShares® China Large-Cap ETF
Step Return	30.00%
Payment at Maturity (per Security)	If the final level is equal to or greater than the step barrier, BNS will pay you an amount in cash equal to:
$10 × (1 + the greater of (i) the Step Return and (ii) the Underlying Return)

If the final level is less than the step barrier but equal to or greater than the downside threshold, BNS will pay you an amount in cash equal to:

$10 × (1 + Contingent Absolute Return)

In this scenario, you will receive a positive return on your principal amount equal to the contingent absolute return and, due to the downside threshold, the maximum return you may receive in this scenario is 25.00%, which is a maximum payment of $12.50.

If the final level is less than the downside threshold, BNS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will not receive the contingent absolute return, you will instead suffer a percentage loss of your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Initial Level(1)	The closing level of the underlying on the strike date, as specified on the cover hereof.
Final Level(1)	The closing level of the underlying on the final valuation date.
Step Barrier(1)	A specified level of the underlying that is equal to the initial level, as specified on the cover hereof.
Downside Threshold(1)	A specified level of the underlying that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.

(1) As determined by the calculation agent and as may be adjusted by the calculation agent in the case of certain adjustment events as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Adjustments to a Reference ETF” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement...

Business Day	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Tax Redemption

Notwithstanding anything to the contrary in the accompanying product supplement, the provision set forth under “General Terms of the Notes—Payment of Additional Amounts” and “General Terms of the Notes—Tax Redemption” shall not apply to the Securities.

Canadian Bail-in	The Securities are not bail-inable debt securities under the CDIC Act.
Terms Incorporated

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying”, “underlying constituents”, “closing level”, “underlying return” and “downside threshold” mean “reference asset”, “reference asset constituents”, “closing value”, “reference asset return” and “barrier value”, respectively, each as defined in the accompanying product supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Securities based on the methodology for calculating per annum rates provided for in the Securities. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Securities.

Investment Timeline

Strike Date	The initial level is observed and the final terms of the Securities are set.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the final level is equal to or greater than the step barrier, BNS will pay you an amount in cash per Security equal to:

$10 × (1 + the greater of (i) the Step Return and (ii) the Underlying Return)

If the final level is less than the step barrier but equal to or greater than the downside threshold, BNS will pay you an amount in cash per Security equal to:

$10 × (1 + Contingent Absolute Return)

In this scenario, you will receive a positive return on your principal amount equal to the contingent absolute return and, due to the downside threshold, the maximum return you may receive in this scenario is 25.00%, which is a maximum payment of $12.50.

If the final level is less than the downside threshold, BNS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will not receive the contingent absolute return, you will instead suffer a percentage loss of your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the final level is less than the downside threshold, you will not receive the contingent absolute return, you will instead lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities under “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that BNS will not necessarily repay the principal amount of the Securities. If the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

♦The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Securities even if the then-current level of the underlying is equal to or greater than the step barrier or the downside threshold.

♦The contingent absolute return, the step return and the potential participation in the appreciation of the underlying in excess of the step return apply only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the contingent absolute return, the step return or the participation in the underlying return in excess of the step return, even if such return is positive. You can receive the full benefit of such features only if you hold your Securities to maturity.

♦Your inverse exposure to any decline in the level of the underlying is limited by the downside threshold and the return on the Securities may change significantly despite only a small difference in the degree of change of the final level relative to the initial level — At maturity, you will receive a return equal to the contingent absolute return only if the final level is less than the step barrier but equal to or greater than the downside threshold. Accordingly, the Securities provide you with the potential to earn a positive return based on the negative performance of the underlying so long as the final level does not fall below the downside threshold. Even if the final level is less than the step barrier but equal to or greater than the downside threshold, the contingent absolute return may be less than the step return.

However, due to the downside threshold, your return from the contingent absolute return feature is effectively limited to 25.00% and the return on the Securities may change significantly despite only a small difference in the degree of change of the final level relative to the initial level. While a final level that is less than the initial level but equal to or only slightly greater than the downside threshold will result in a positive return equal to the contingent absolute return, a further decline in the underlying to a final level that is only slightly less than the downside threshold would instead result in a percentage loss on the Securities that is equal to the underlying return. The return on the Securities in these two scenarios is significantly different despite only a small relative difference in the underlying return.

♦No interest payments — BNS will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. The greater the expected volatility of the underlying as of the time the terms of the Securities are set, the greater the expectation is as of such time that the final level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. However, the underlying's volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying and the potential to lose a significant portion or all of your investment in the Securities.

♦Owning the Securities is not the same as owning the underlying or the underlying constituents and the contingent absolute return feature is not the same as taking a short position directly in the underlying or underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying or the underlying constituents. For instance, you will not receive or be entitled to receive any dividend payments or other distributions paid to holders of the underlying or the underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying or the underlying constituents may have.

Further, the contingent absolute return feature of the Securities will not reflect the return you would realize if you actually took a short position directly in the underlying or any underlying constituent. Unlike a direct short position in the underlying or underlying constituents, which would entitle you to fully benefit from any decrease of the underlying or such underlying constituents, you will not benefit from any decrease of the underlying beyond an underlying return of -25%. To the contrary, an underlying return of less than
-25.00% will expose you on a 1-for-1 basis to the negative performance of the underlying and you will lose a significant portion or all of your investment in the Securities, as described above.

Risks Relating to Characteristics of the Underlying

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying and indirectly linked to the performance of the underlying constituents, and will depend on whether, and the extent to which, the underlying return is positive or negative. The level of the underlying can rise or fall sharply due to factors specific to the underlying, the sponsor of the underlying (the “underlying sponsor”) and the underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the underlying sponsor and the underlying. For additional information regarding the underlying, please see “Information About the Underlying” herein and the SEC filings relating to the underlying. We urge you to review financial and other information filed regarding the underlying periodically by with the SEC.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying will rise or fall and there can be no assurance that the final level will be equal to or greater than the step barrier or the downside threshold. The final level will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your investment in the Securities.

♦There are risks associated with an underlying that is an ETF — Although the shares of the underlying are listed for trading on a national securities exchange and a number of similar products have been traded on national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the underlying or that there will be liquidity in the trading market. In addition:

Management Risk

The underlying is subject to management risk, which is the risk that the underlying sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlying is also not actively managed and may be affected by a general decline in market segments relating to the target index as specified under “Information About the Underlying” herein. The underlying sponsor invests in securities included in, or representative of, the target index regardless of their investment merits. The underlying sponsor does not attempt to take defensive positions in declining markets. Accordingly, the performance of the underlying could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

Custody and Liquidity Risk

Under continuous listing standards adopted by the exchange on which the shares of the underlying trade, the underlying will be required to confirm on an ongoing basis that the components of the target index satisfy the applicable listing requirements. In the event that the target index does not comply with the applicable listing requirements, the underlying would be required to rectify such non-compliance by requesting that the sponsor of the target index (the “target index sponsor”) modify such target index, adopting a new target index or obtain relief from the SEC. There can be no assurance that the target index sponsor would so modify the target index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the underlying being delisted from the exchange on which its shares trade.

Tracking and Underperformance Risk

In addition to the risk that the underlying may not track the target index due to management risk as discussed above, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of the target index. Also, corporate actions with respect to the equity securities held in the underlying’s portfolio (such as mergers and spin-offs) may impact the performance differential between the underlying and the target index. Finally, because the shares of the underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the underlying may differ from the net asset value per share of the underlying.

For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the target index. Consequently, the return on the Securities will not be the same as investing directly in the shares of the underlying or in the underlying constituents or in the target index or in the securities comprising the target index, and will not be the same as investing in a debt security with payments linked to the performance of the target index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

♦The performance of the underlying is subject to foreign securities market risk generally and emerging markets risk specifically — Because the underlying constituents are equity securities issued by non-U.S. companies, an investment in the Securities involves risks associated with non-U.S. securities markets. Non-U.S. securities markets may be more volatile than U.S. securities markets. There is generally less publicly available information in the United States about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Market developments may affect non-U.S. securities markets differently from U.S. securities markets. Securities prices of non-U.S. companies are subject to political, economic, financial and other factors that may be unique to the particular country, including, among other things, changes in governmental policies, the imposition of or changes in currency exchange rules, the possibility of outbreaks of hostility, political instability and the possibility of natural disasters or adverse public health developments.

In addition, the performance of the underlying is subject to emerging markets risk, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of more developed markets; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than companies in more developed markets. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the more developed economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦The Securities are subject to risks associated with investing in China — Investments in Chinese issuers subject the underlying to risks specific to China. Investments in certain Hong Kong-listed securities may also subject the underlying to exposure to Chinese companies. China may be subject to considerable degrees of economic, political and social instability. China is an emerging market and demonstrates significantly higher volatility from time to time in comparison to developed markets. Over the last few decades, the Chinese government has undertaken reform of economic and market practices and has expanded the sphere of private ownership of property in China. However, Chinese markets generally continue to experience inefficiency, volatility and pricing anomalies resulting from governmental influence, a lack of publicly available information and/or political and social instability. Internal social unrest or confrontations with other neighboring countries, including military conflicts in response to such events, may also disrupt economic development in China and result in a greater risk of currency fluctuations, currency non-convertibility, interest rate fluctuations and higher rates of inflation. Export growth continues to be a major driver of China’s rapid economic growth. Reduction in spending on Chinese products and services, institution of tariffs or other trade barriers, or a downturn in any of the economies of China’s key trading partners may have an adverse impact on the Chinese economy.

Additionally, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the target index sponsor publicly announced that it removed the equity securities of a small number of companies from such target index and the underlying sponsor also publicly announced that it removed affected stocks from such ETF. If the issuer of any existing underlying constituent of such ETF is in the future designated as such a prohibited company, the value of such underlying constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of its target index and such ETF. In addition, under these circumstances, the target index sponsor and the underlying sponsor have publicly announced that they intend to remove any such underlying constituent from its target index and the underlying, respectively. Any changes to the composition of the underlying or its target index in response to the executive orders described above could adversely affect the performance of the underlying ETF and, therefore, the market value of, and return on, the Securities.

♦The Securities are subject to currency exchange rate risk — The Securities are subject to currency exchange rate risk because the underlying invests in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Securities may be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the underlying invests may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlying constituents will be adversely affected and the market value of, and return on, the Securities may decrease.

♦There is no affiliation among the underlying constituent issuers, the target index sponsor or the underlying sponsor and us or the Agents — BNS, the Agents and our other or their respective affiliates may currently, or from time to time in the future, engage in business with the underlying constituent issuers, the target index sponsor or the underlying sponsor. None of us, the Agents or any of our other or their respective affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying or its underlying constituents. You should make your own investigation into the underlying, underlying sponsor and the underlying constituent issuers. See the section below entitled “Information About the Underlying” herein for additional information about the underlying.

♦BNS cannot control actions by the underlying sponsor and the underlying sponsor has no obligation to consider your interests — The underlying sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of its policies concerning the calculation of the net asset value of the underlying, additions, deletions or substitutions of its underlying constituents and the manner in which changes affecting the target index are reflected in the underlying that could affect the market price of the shares of the underlying, and therefore, the return on the Securities. The return on the Securities and their market value could also be affected if the underlying sponsor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying, or if the underlying sponsor discontinues or suspends calculation or publication of the net asset value of the underlying, in which case it may become difficult or inappropriate to determine the market value of your Securities. If events such as these occur, the calculation agent may be required to make discretionary judgments that affect the return you receive on the Securities.

♦BNS and the Agents cannot control actions by the target index sponsor and the target index sponsor has no obligation to consider your interests — None of BNS, UBS or our or their respective affiliates are affiliated with the target index sponsor and have any ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the target index. The target index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of, and return on, the Securities.

♦Changes affecting the target index could have an adverse effect on the market value of, and return on, the Securities — The target index sponsor owns the target index and is responsible for the design and maintenance of the target index. The policies of the target index sponsor concerning the calculation of the target index, including decisions regarding the addition, deletion or substitution of the equity securities included in the target index, could affect the level of the target index and, consequently, could affect the market price of the underlying and, therefore, the market value of, and return on, the Securities. The target index sponsor may discontinue or suspend calculation or dissemination of its target index. Any such actions could have an adverse effect on the market value of, and return on, the Securities.

Risks Relating to Estimated Value and Liquidity

♦BNS’ initial estimated value of the Securities at the time of pricing is lower than the issue price of the Securities — BNS’ initial estimated value of the Securities is only an estimate. The issue price of the Securities exceeds BNS’ initial estimated value. The difference between the issue price of the Securities and BNS’ initial estimated value reflects costs associated with selling and structuring the Securities, as well as hedging its obligations under the Securities. Therefore, the economic terms of the Securities are less favorable to you than they would have been if these expenses had not been paid or had been lower.

♦Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Securities and SCUSA’s estimated value of the Securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Securities to be more favorable to you. Consequently, the use of an internal funding rate for the Securities increases the estimated value of the Securities at any time and has an adverse effect on the economic terms of the Securities.

♦BNS’ initial estimated value of the Securities does not represent future values of the Securities and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Securities was determined by reference to its internal pricing models on the trade date. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦The Securities have limited liquidity — The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the Securities from you. If at any time SCUSA does not make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Securities and may be greater than BNS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — SCUSA’s estimated value of the Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell the Securities in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed (i) SCUSA’s estimated value of the Securities at the time of pricing, (ii) any secondary market prices provided by unaffiliated dealers, potentially including UBS, and (ii) depending on your broker, the valuation provided on your customer account statement. The price that SCUSA may initially offer to buy such Securities following issuance will exceed the valuations indicated by its internal pricing models due to the inclusion for a limited period of time of the aggregate value of the costs associated with structuring and selling the Securities, including the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in any secondary market price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if SCUSA buys or sells the Securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The temporary positive differential relative to SCUSA’s internal pricing models arises from requests from and arrangements made by BNS and the Agents. As described above, SCUSA and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. SCUSA reflects this temporary positive differential on its customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers, including UBS.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the underlying, price-sensitivity analysis and the time to maturity of the Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

In addition to the factors discussed above, the value and quoted price of the Securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Securities, including the price you may receive for the Securities in any market making transaction. To the extent that SCUSA makes a market in the Securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above). Furthermore, if you sell your Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Securities in a secondary market sale.

♦The price of the Securities prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the underlying over the full term of the Securities, (ii) volatility of the level of the underlying and the underlying constituents and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying and (vi) time remaining to maturity. In particular, because the provisions of the Securities relating to the payment at maturity behave like options, the value of the Securities will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the underlying and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than the principal amount if you sell your Securities prior to maturity regardless of the level of the underlying at such time.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Hedging activities by BNS and SCUSA may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities — We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying, the underlying constituents and/or purchasing futures, options and/or other instruments linked to the underlying and/or one or more of the underlying constituents. We, SCUSA or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying and/or one or more of the underlying constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, SCUSA or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Securities whose returns are linked to changes in the level of the underlying and/or one or more of the underlying constituents. Any of these hedging activities may adversely affect the level of the underlying — directly or indirectly by affecting the price of the underlying constituents — and therefore the market value of the Securities and the amount you will receive, if any, on the Securities.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the market value of, and return on, the Securities declines.

♦The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Securities — For antidilution and certain other events (including, but not limited to, a modification to the methodology of the underlying or its target index) affecting the underlying, the calculation agent may make adjustments to its initial level, step barrier, downside threshold, closing level and/or final level, as applicable, and any other term of the Securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and any payment on, the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and any amounts payable on, the Securities.

Following a de-listing, liquidation or termination of the underlying, the payment at maturity may be based on a share of another exchange-traded fund or calculated by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” in the accompanying product supplement.

♦We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying sponsor and/or underlying constituent issuers, and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Securities — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the underlying, the underlying constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the underlying and/or the value of the Securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying constituent issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlying and the market for your Securities, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Securities.

You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Securities or other securities that we may issue, the underlying, underlying constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the underlying, underlying constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

♦Potential impact on price by BNS or the Agents — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying or any underlying constituents, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying or any underlying constituent may adversely affect the performance of the underlying or underlying constituents and, therefore, the market value of, and any amount payable on, the Securities. See “— Risks Relating to Hedging Activities and Conflicts of Interest— Hedging activities by BNS and SCUSA may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities” for additional information regarding hedging-related transactions and trading.

♦The calculation agent will have significant discretion with respect to the Securities, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent can postpone the determination of the final level on the final valuation date if a market disruption event occurs and is continuing on that day.

♦Potentially inconsistent research, opinions or recommendations by BNS or the Agents — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying to which the Securities are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of BNS — The Securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment in the Securities.

♦BNS is subject to the resolution authority under the CDIC Act — Although the Securities are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Securities and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Securities?” herein.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms were set on the strike date and are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term: Approximately 5 years

Initial Level: $32.00

Step Barrier: $32.00 (100.00% of the Initial Level)

Downside Threshold: $24.00 (75.00% of the Initial Level)

Step Return: 30.00%

Range of Underlying Return: -100.00% to 50.00%

Example 1: The Underlying Return is 20.00%.

Because the final level is equal to or greater than the step barrier and the underlying return is less than the step return, the payment at maturity per Security will be calculated as follows:

$10.00 × (1 + the greater of: (i) 30.00% and (ii) 20.00%)
= $10.00 × (1 + 30.00%)
= $13.00 per Security (a total return of 30.00%)

Example 2: The Underlying Return is 40.00%.

Because the final level is equal to or greater than the step barrier and the underlying return is greater than the step return, the payment at maturity per Security will be calculated as follows:

$10.00 × (1 + the greater of: (i) 30.00% and (ii) 40.00%)
= $10.00 × (1 + 40.00%)
= $14.00 per Security (a total return of 40.00%)

Example 3: The Underlying Return is -5.00% and the Final Level is equal to or greater than the Downside Threshold.

Because the final level is less than the step barrier but equal to or greater than the downside threshold, the payment at maturity per Security will be calculated as follows:

$10.00 × (1 + Contingent Absolute Return)
= $10.00 × (1 + |-5.00%|)
= $10.50 per Security (a total return of 5.00%)

Example 4: The Underlying Return is -60.00% and the Final Level is less than the Downside Threshold.

Because the final level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$10.00 × (1 + -60.00%)
= $10.00 × 0.4
= $4.00 per Security (a loss of 60.00%)

In this scenario, you will not receive the contingent absolute return, you will instead suffer a percentage loss of your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

Underlying		Payment and Return at Maturity
Final Level	Underlying Return	Payment at Maturity	Security Total Return at Maturity
$48.00	50.00%	$15.00	50.00%
$44.80	40.00%	$14.00	40.00%
$41.60	30.00%	$13.00	30.00%
$38.40	20.00%	$13.00	30.00%
$35.20	10.00%	$13.00	30.00%
$33.60	5.00%	$13.00	30.00%
$32.00	0.00%	$13.00	30.00%
$30.40	-5.00%	$10.50	5.00%
$28.80	-10.00%	$11.00	10.00%
$27.20	-15.00%	$11.50	15.00%
$25.60	-20.00%	$12.00	20.00%
$24.00	-25.00%	$12.50	25.00%
$22.40	-30.00%	$7.00	-30.00%
$19.20	-40.00%	$6.00	-40.00%
$16.00	-50.00%	$5.00	-50.00%
$12.80	-60.00%	$4.00	-60.00%
$9.60	-70.00%	$3.00	-70.00%
$6.40	-80.00%	$2.00	-80.00%
$3.20	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the final level is less than the downside threshold, you will not receive the contingent absolute return, you will instead lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Information About the Underlying

All disclosures contained in this document regarding the underlying are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. You should make your own investigation into the underlying.

Included below is a brief description of the underlying. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying. We obtained the past performance information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying as an indication of future performance.

The underlying is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying sponsor with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC can be located by reference to its SEC file number provided below.

iShares® China Large-Cap ETF

We have derived all information contained herein regarding the underlying and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the underlying sponsor, BlackRock Fund Advisors (“BFA” or the “underlying sponsor”) and the target index sponsor, as defined below.

The underlying is one of the separate investment portfolios that constitute the iShares Trust (“iShares”). The underlying seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE® China 50 Index (the “target index”). The target index seeks to measure the performance of the largest companies in the Chinese equity market that trade on the Stock Exchange of Hong Kong and are available to international investors, and consists of 50 of the largest and most actively traded Chinese companies. Securities in the target index are weighted based on the total market value of their shares, so that securities with higher total market values generally have a higher representation in the target index. The target index was created by, and is calculated, maintained and published by, FTSE International Limited (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.

Select information regarding the underlying’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the underlying’s website. Expenses of the underlying reduce the net asset value of the assets held by the underlying and, therefore, reduce the value of the shares of the underlying.

BFA uses a representative sampling strategy to manage the underlying. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the target index that the underlying sponsor determines to collectively have an investment profile similar to that of the target index. The securities selected are intended to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the target index. The underlying may or may not hold all of the securities that are included in the target index.

The underlying generally invests at least 80% of its assets in securities of the target index and in depositary receipts representing securities of the target index. The underlying may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the target index, but which BFA believes will help track the target index. The underlying will concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries to approximately the same extent that the target index is concentrated.

Shares of the underlying are listed on the NYSE Arca under the ticker symbol “FXI”.

In making your investment decision you should review the prospectus related to the underlying. Information from outside sources including, but not limited to the prospectus related to the underlying and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the underlying or the target index.

Information filed by iShares with the SEC, including the prospectus for the underlying, can be found by reference to its SEC file numbers: 333-92935 and 811-09729 or its CIK Code: 0001100663.

Historical Information

The graph below illustrates the performance of the underlying for the period from January 1, 2014 through October 15, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of the underlying on October 15, 2024 was $31.10. The green and blue dotted lines respectively represent the step barrier of $31.10, which is equal to 100.00% of the initial level, and the downside threshold of $23.33, which is equal to 75.00% of the initial level. Past performance of the underlying is not indicative of the future performance of the underlying during the term of the Securities.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying. If your Securities are so treated, and subject to the discussion below regarding “constructive ownership transactions”, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

Section 1260. Because the underlying would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Securities were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Securities could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Securities as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Although uncertain, it is possible that the call return, or proceeds received from the taxable disposition of your Notes prior to the call settlement date that could be attributed to the expected call return, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the underlying.

Except to the extent otherwise required by law, BNS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the underlying sponsor would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Securities are not “delta-one” with respect to the underlying or any underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying, any underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules. If you enter, or have entered, into other transactions in respect of the underlying, any underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Security at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Securities at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in the Income Tax Act (Canada) (the “Act”).

Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Additional Information Regarding Estimated Value of the Securities

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Securities. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Securities are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked Securities, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the Securities is greater than the initial estimated value of the Securities. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further herein under “Key Risks — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Securities to you.

We urge you to read the “Key Risks — Risks Relating to Estimated Value and Liquidity” in this pricing supplement for additional information.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

SCUSA, our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS at the discount specified on the cover hereof. UBS offered the Securities to the public at the issue price set forth on the cover hereof. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and has agreed to purchase Securities from BNS or its affiliates.

In addition, SCUSA and our other affiliates may use the accompanying product supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Securities. While SCUSA intends to make a market in the Securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Estimated Value and Liquidity — The Securities have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement and prospectus supplement for additional information.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the initial estimated value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Securities, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors — The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Securities are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

Validity of the Securities

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Securities offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’ Form F-3/A filed with the SEC on December 27, 2021.